Page 1 of 12 Pages

                                   UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   SCHEDULE 13G

                     Under the Securities exchange Act of 1934

                             (AMENDMENT NO.1)*

                       CAMERON INTERNATIONAL CORP
             -----------------------------------------------------
                              (NAME OF ISSUER)

                                  COM
             -----------------------------------------------------
                       (TITLE OF CLASS OF SECURITIES)

                                 13342B105
             -----------------------------------------------------
                              (CUSIP NUMBER)

                           January 31, 2008
             -----------------------------------------------------
            (Date of event which requires filing of this Statement)

    NOTE: A MAJORITY OF THE SHARES REPORTED IN THIS SCHEDULE 13G ARE HELD BY UNAFFILIATED THIRD-PARTY CLIENT ACCOUNTS MANAGED BY ALLIANCE CAPITAL MANAGEMENT L.P., AS INVESTMENT ADVISER. (ALLIANCE CAPITAL MANAGEMENT L.P. IS A MAJORITY-OWNED SUBSIDIARY OF AXA FINANCIAL, INC.)

    Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      X  Rule 13d-1(b)
         Rule 13d-1(c)
         Rule 13d-1(d)

    * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be 'filed' for the purpose of Section 18 of the Securities Exchange Act of 1934 ('Act') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (CONTINUED ON FOLLOWING PAGE(S))

    CUSIP NO. 13342B105           13G                        Page 2 of 12 Pages


  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AXA Assurances I.A.R.D. Mutuelle

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [X]
                                                                (B) [ ]

  3. SEC USE ONLY


  4. CITIZENSHIP OR PLACE OF ORGANIZATION
        France


       NUMBER OF SHARES     5.   SOLE VOTING POWER            15,735,682
         BENEFICIALLY
          OWNED AS OF       6.   SHARED VOTING POWER          1,000,710
       January 31, 2008
            BY EACH         7.   SOLE DISPOSITIVE POWER       24,708,935
           REPORTING
         PERSON WITH:       8.   SHARED DISPOSITIVE POWER     0

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              24,708,935
     REPORTING PERSON
     (Not to be construed as an admission of beneficial ownership)

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                                    | |


 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9          11.3%

 12. TYPE OF REPORTING PERSON *
       IC
                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 13342B105                13G                     Page 3 of 12 Pages

  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AXA Assurances Vie Mutuelle

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [X]
                                                                (B) [ ]

  3. SEC USE ONLY

  4. CITIZENSHIP OR PLACE OF ORGANIZATION
        France

       NUMBER OF SHARES     5.   SOLE VOTING POWER            15,735,682
         BENEFICIALLY
          OWNED AS OF       6.   SHARED VOTING POWER          1,000,710
       January 31, 2008
            BY EACH         7.   SOLE DISPOSITIVE POWER       24,708,935
           REPORTING
         PERSON WITH:       8.   SHARED DISPOSITIVE POWER     0


  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              24,708,935
     REPORTING PERSON
     (Not to be construed as an admission of beneficial ownership)

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES *                                                    | |


 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9          11.3%

 12. TYPE OF REPORTING PERSON *
       IC
                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 13342B105                13G                     Page 4 of 12 Pages


  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AXA Courtage Assurance Mutuelle

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [X]
                                                                (B) [ ]

  3. SEC USE ONLY


  4. CITIZENSHIP OR PLACE OF ORGANIZATION
        France

       NUMBER OF SHARES     5.   SOLE VOTING POWER            15,735,682
         BENEFICIALLY
          OWNED AS OF       6.   SHARED VOTING POWER          1,000,710
       January 31, 2008
            BY EACH         7.   SOLE DISPOSITIVE POWER       24,708,935
           REPORTING
         PERSON WITH:       8.   SHARED DISPOSITIVE POWER     0

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              24,708,935
     REPORTING PERSON
     (Not to be construed as an admission of beneficial ownership)

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES *                                                    | |


 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9          11.3%

 12. TYPE OF REPORTING PERSON *
       IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 13342B105                13G                     Page 5 of 12 Pages


  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AXA

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [ ]
                                                                (B) [ ]

  3. SEC USE ONLY


  4. CITIZENSHIP OR PLACE OF ORGANIZATION
        France

       NUMBER OF SHARES     5.   SOLE VOTING POWER            15,735,682
         BENEFICIALLY
          OWNED AS OF       6.   SHARED VOTING POWER          1,000,710
       January 31, 2008
            BY EACH         7.   SOLE DISPOSITIVE POWER       24,708,935
           REPORTING
         PERSON WITH:       8.   SHARED DISPOSITIVE POWER     0

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              24,708,935
     REPORTING PERSON
     (Not to be construed as an admission of beneficial ownership)

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES *                                                    | |


 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9          11.3%

 12. TYPE OF REPORTING PERSON *
       IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 13342B105                13G                     Page 6 of 12 Pages

  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AXA Financial, Inc.      13-3623351

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [ ]
                                                                (B) [ ]

  3. SEC USE ONLY


  4. CITIZENSHIP OR PLACE OF ORGANIZATION
       State of Delaware

       NUMBER OF SHARES     5.   SOLE VOTING POWER            15,345,572
         BENEFICIALLY
          OWNED AS OF       6.   SHARED VOTING POWER          1,000,710
       January 31, 2008
            BY EACH         7.   SOLE DISPOSITIVE POWER       23,765,067
           REPORTING
         PERSON WITH:       8.   SHARED DISPOSITIVE POWER     0


  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              23,765,067
     REPORTING PERSON
     (Not to be construed as an admission of beneficial ownership)

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES *                                                    | |


 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9          10.9%

 12. TYPE OF REPORTING PERSON *
       HC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                   13G                     Page 7 of 12 Pages

Item 1(a) Name of Issuer:
          CAMERON INTERNATIONAL CORP

Item 1(b) Address of Issuer's Principal Executive Offices:
          1333 West Loop South
          Houston,  Tx 77027


Item 2(a) and (b)
          Name of Person Filing and Address of Principal Business Office:

          AXA Assurances I.A.R.D Mutuelle, and
          AXA Assurances Vie Mutuelle,
          26, rue Drouot
          75009 Paris, France

          AXA Courtage Assurance Mutuelle
          26, rue Drouot
          75009 Paris, France

          as a group (collectively, the 'Mutuelles AXA').

          AXA
          25, avenue Matignon
          75008 Paris, France

          AXA Financial, Inc.
          1290 Avenue of the Americas
          New York, New York 10104

  (Please contact Dean Dubovy at (212) 314-5528 with any questions.)

                                   13G                     Page 8 of 12 Pages
Item 2(c) Citizenship:
          Mutuelles AXA and AXA - France
          AXA Financial, Inc. - Delaware

Item 2(d) Title of Class of Securities:

          COM

Item 2(e) Cusip Number:
          13342B105

Item 3.   Type of Reporting Person:
          AXA Financial, Inc. as a parent holding company, in accordance with 240.13d-1(b)(ii)(G).

          The Mutuelles AXA, as a group, acting as a parent holding company.

          AXA as a parent holding company.

                                   13G                     Page 9 of 12 Pages

Item 4. Ownership as of   January 31, 2008
        (a) Amount Beneficially Owned:
24,708,935   shares of common stock beneficially owned including:

                                                            No. of Shares

                                                       Subtotals

                                                       ---------------------
AXA                                                                     0

AXA Entity or Entities

    Common Stock  acquired solely for investment purposes:
    AXA Investment Managers Paris (France)                         28,798
    AXA Konzern AG (Germany)                                        1,160

    AXA Rosenberg Investment Management LLC                       906,310
    Winterthur                                                      7,200

AXA Financial, Inc.                                                     0

Subsidiaries:

AllianceBernstein L.P.
acquired solely for investment purposes on behalf of client discretionary investment advisory accounts:



  Common Stock                                    23,299,417

                                                               23,299,417
AXA Equitable Life Insurance Company

acquired solely for investment purposes:


  Common Stock                                       465,650
                                                                  465,650
                                                            -------------
    Total                                                      24,708,935
                                                            =============

Each of the Mutuelles AXA, as a group, and AXA expressly declares that the filing of this Schedule 13G shall not be construed as an admission that it is, for purposes of Section 13(d) of the Exchange Act, the beneficial owner of any securities covered by this Schedule 13G.

Each of the above subsidiaries of AXA Financial, Inc. operates under independent management and makes independent decisions.
       (b) Percent of Class:                                11.3%
                                                            =============


                                                           Page 10 of 12 Pages

                                                     ITEM 4. Ownership as of
                   (CONT.)
       (c) Deemed Voting Power and Disposition Power:
                         (i)         (ii)          (iii)        (iv)
                        Deemed        Deemed        Deemed       Deemed
                        to have       to have       to have      to have
                        Sole Power    Shared Power  Sole Power   Shared Power
                        to Vote       to Vote       to Dispose   to Dispose
                        or to         or to         or to        or to
                        Direct        Direct        Direct the   Direct the
                        the Vote      the Vote      Disposition  Disposition
                        ------------  ------------  ------------ ------------
The Mutuelles AXA,
    as a group                   0             0             0             0
AXA                              0             0             0             0

AXA Entity or Entities:
  AXA Investment            28,798             0        28,798             0
  Managers Paris
  (France)
  AXA Konzern AG             1,160             0         1,160             0
  (Germany)

  AXA Rosenberg            352,552             0       906,310             0
  Investment Management
   LLC
  Winterthur                 7,200             0         7,200             0

AXA Financial, Inc.              0             0             0             0

Subsidiaries:
------------
 AllianceBernstein      14,887,632     1,000,710    23,299,417             0

 AXA Equitable Life        457,940             0       465,650             0
 Insurance Company

                      ------------  ------------  ------------  ------------
                        15,735,682     1,000,710    24,708,935             0
                      ============  ============  ============  ============

Each of the above subsidiaries of AXA Financial, Inc. operates under independent management and makes independent voting and investment decisions.

                                                           Page 11 of 12 Pages
Item 5. Ownership of Five Percent or Less of a Class:
        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

                                                           ( )

Item 6. Ownership of More than Five Percent on behalf of Another Person.  N/A

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reporting on by the Parent Holding Company:

        This Schedule 13G is being filed by AXA Financial, Inc.; AXA, which owns AXA Financial, Inc.; and the Mutuelles AXA, which as a group control AXA:

   (X) in the Mutuelles AXAs' capacity, as a group, acting as a parent holding company with respect to the holdings of the following AXA entity or entities:

   (X) in AXA's capacity as a parent holding company with respect to the holdings of the following AXA entity or entities:

        AXA Investment Managers Paris (France)

        AXA Konzern AG (Germany)
        AXA Rosenberg Investment Management LLC
        Winterthur

   (X) in AXA Financial, Inc.'s capacity as a parent holding company with respect to the holdings of the following subsidiaries:

   (X)  AllianceBernstein L.P.
        (13-3434400), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.


   (X)  AXA Equitable Life Insurance Company
        (13-5570651), an insurance company and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

                                                         Page 12 of 12 Pages

Item 8. Identification and Classification of Members of the Group.      N/A

Item 9.  Notice of Dissolution of Group:                                N/A

Item 10. Certification:

         By signing below I certify that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



         Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





   Date:    February 11, 2008              AXA FINANCIAL, INC.*







                                           /s/ Alvin H. Fenichel

                                              Alvin H. Fenichel
                                            Senior Vice President
                                               and Controller






   *Pursuant to the Joint Filing Agreement with respect to Schedule 13G attached hereto as Exhibit I, among AXA Financial, Inc., AXA Assurances I.A.R.D Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, and AXA, this statement Schedule 13G is filed on behalf of each of them.